Exhibit 99.1


                         IDAHO CONSOLIDATED METALS CORP.

                        CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Accountants

Board of Directors and Shareholders
Idaho Consolidated Metals Corp.

We have audited the accompanying consolidated balance sheets of Idaho Consolidated Metals Corp. (an exploration stage company) as of December 31, 1997 and 1996 and the related consolidated statements of operations and cash flows for each of the three years in the period ended December 31, 1997 and cumulative from inception (September 15, 1988) through December 31, 1997, and the consolidated changes in shareholders' equity from inception (September 15, 1988) through December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Idaho Consolidated Metals Corp. as of December 31, 1997 and 1996 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 and cumulative from inception (September 15, 1988) through December 31, 1997 and the changes in shareholders' equity from inception (September 15, 1988) through December 31, 1997 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred significant losses since its inception and has a working capital deficiency at December 31, 1997. In addition, as described in Note 1, uncertainties exist regarding the Company's ability to obtain necessary financing to successfully develop economic ore reserves on its properties and realize profitable production levels or proceeds from their disposition. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans as to these matters are also described in Note 1 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.



Spokane, Washington                           signed:  "Coopers & Lybrand L.L.P.
May 3, 1998

Idaho Consolidated Metals Corp.
(An Exploration Stage Company)
Consolidated Balance Sheets
December 31, 1997 and 1996
(in U.S. dollars)


ASSETS                                                                  1997             1996
------------------------------------------------------------------------------------------------
Current assets:

  Cash and cash equivalents                                        $    78,885      $   267,142
  Cash in trust                                                         50,000
  Other                                                                  3,988            2,750
                                                                   ----------------------------
    Total current assets                                               132,873          269,892

Restricted investments                                                  90,000           85,000
Property rights, plant and equipment, net                            3,022,036        3,911,015
                                                                   ----------------------------

    Total assets                                                   $ 3,244,909      $ 4,265,907
================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Note payable to bank                                                              $    22,173
  Accounts payable - related parties                               $   180,992          172,356
  Other accounts payable                                               154,574          402,785
  Notes payable to shareholders, due currently                         254,150          529,194
                                                                   ----------------------------
    Total current liabilities                                          589,716        1,126,508

Notes payable to shareholders, noncurrent                               13,070           17,209
                                                                   ----------------------------
    Total liabilities                                                  602,786       1,143,717
                                                                   ----------------------------

Commitments and contingencies (Notes 1, 3 and 4)

Shareholders' equity:
  Common stock, no par value, authorized:
  100,000,000 shares; issued and outstanding: 1997 -
  9,434,686 shares (including 2,330,478 shares
  allotted); 1996 - 6,854,208 shares                                 8,710,329       7,466,177
  Deficit accumulated during the exploration stage                  (6,015,621)     (4,291,402)
  Foreign currency translation adjustments                             (52,585)        (52,585)
                                                                   ----------------------------
    Total shareholders' equity                                       2,642,123       3,122,190
                                                                   ----------------------------
    Total liabilities and shareholders' equity                     $ 3,244,909   $   4,265,907
================================================================================================



The accompanying notes are an integral part of the consolidated financial statements.

ON BEHALF OF THE BOARD:

signed:  "Delbert W. Steiner", Director      signed:  "Robert Young", Director
-----------------------------                          -----------------------

Idaho Consolidated Metals Corp.
(An Exploration Stage Company)
Consolidated Statement of Changes in Shareholders' Equity
(in U.S. Dollars)


                                                                        Deficit
                                                                      Accumulated       Foreign
                                                                      During the       Currency
                                            Common Shares             Exploration     Translation
                                        Shares          Amount           Stage         Adjustment           Total
------------------------------------------------------------------------------------------------------------------
Balance at inception
   (September 15, 1988)                       2       $        2                                        $        2
      Issuance of shares for
        cash ($.21 per share)           288,000           60,352                                            60,352
      Net loss for the period                                         $    (1,553)                          (1,553)
      Translation adjustment                                                            $     (282)           (282)
                                     ------------------------------------------------------------------------------

Balances, December 31, 1988             288,002           60,354           (1,553)            (282)         58,519
   Issuance of shares for cash
      ($.21 per share)                  372,000           79,747                                            79,747
   Net loss for the year                                                  (19,073)                         (19,073)
   Translation adjustment                                                                      274             274
                                     ------------------------------------------------------------------------------

Balances, December 31, 1989             660,002          140,101          (20,626)              (8)        119,467
   Issuance of shares for cash
      ($.05 per share)                  966,000           51,414                                            51,414
   Net loss for the year                                                  (53,798)                         (53,798)
   Translation adjustment                                                                     (155)           (155)
                                     ------------------------------------------------------------------------------

Balances, December 31, 1990           1,626,002          191,515          (74,424)            (163)        116,928
   Issuance of shares for cash
      ($.48 per share), net of
      $37,555 of issuance costs         750,000          322,793                                           322,793
   Exercise of warrants
      ($.57 per share)                  550,000          311,955                                           311,955
   Exercise of options
      ($.48 per share)                   30,000           14,398                                            14,398
   Issuance of shares for
      property rights
      ($.48 per share)                   70,000           33,595                                            33,595
   Net loss for the year                                                 (146,890)                        (146,890)
   Translation adjustment                                                                   (3,574)         (3,574)
                                     ------------------------------------------------------------------------------

Balances, December 31, 1991           3,026,002       $  874,256      $  (221,314)      $   (3,737)     $  649,205
------------------------------------------------------------------------------------------------------------------


The accompanying notes are an integral part of the consolidated financial statements.

Idaho Consolidated Metals Corp.
(An Exploration Stage Company)
Consolidated Statement of Changes in Shareholders' Equity, Continued (in U.S. Dollars)


                                                                        Deficit
                                                                      Accumulated        Foreign
                                                                      During the         Currency
                                            Common Shares             Exploration       Translation
                                        Shares          Amount           Stage           Adjustment         Total
------------------------------------------------------------------------------------------------------------------
Balances, December 31, 1991           3,026,002       $  874,256      $  (221,314)      $   (3,737)     $  649,205
   Issuance of shares for exercise
      of options ($.43 per share)        55,000           23,633                                            23,633
   Issuance of shares for property
      rights ($1.09 per share)          700,000          765,625                                           765,625
   Release of escrowed shares
      for executive compensation
      ($1.14 per share)                                   58,882                                            58,882
   Net loss for the year                                                 (271,822)                        (271,822)
   Translation adjustment                                                                  (31,370)        (31,370)
                                     ------------------------------------------------------------------------------

Balances, December 31, 1992           3,781,002        1,722,396         (493,136)         (35,107)      1,194,153
   Issuance of shares for cash
      in May and August ($.97
      per share)                        166,330          161,173                                           161,173
   Issuance of shares for cash in
      December ($1.55 per share)        280,212          433,350                                           433,350
   Release of escrowed shares
      for executive compensation
      ($1.34 per share)                                  181,323                                           181,323
   Net loss for the year                                                 (355,691)                        (355,691)
   Translation adjustment                                                                   (6,202)         (6,202)
                                     ------------------------------------------------------------------------------

Balances, December 31, 1993           4,227,544        2,498,242         (848,827)         (41,309)      1,608,106
   Issuance of shares for exercise
      of options ($.68 per share)       212,500          143,523                                           143,523
   Issuance of shares for exercise
      of warrants ($2.19 per share)     270,000          591,240                                           591,240
   Issuance of shares for equip-
      ment and process ($1.25
      per share)                        600,000          750,000                                           750,000
   Release of escrowed shares
      for executive compensation
      ($1.68 per share)                                  315,471                                           315,471
   Net loss for the year                                                 (945,661)                        (945,661)
   Translation adjustment                                                                  (11,276)        (11,276)
                                     ------------------------------------------------------------------------------

Balances, December 31, 1994           5,310,044        4,298,476       (1,794,488)         (52,585)      2,451,403
===================================================================================================================


The accompanying notes are an integral part of the consolidated financial statements.

Idaho Consolidated Metals Corp.
(An Exploration Stage Company)
Consolidated Statement of Changes in Shareholders' Equity, Continued (in U.S. Dollars)

                                                                        Deficit
                                                                      Accumulated        Foreign
                                                                      During the         Currency
                                            Common Shares             Exploration       Translation
                                        Shares          Amount           Stage           Adjustment         Total
------------------------------------------------------------------------------------------------------------------
Balances, December 31, 1994           5,310,044       $4,298,476      $(1,794,488)      $  (52,585)     $2,451,403
   Issuance of shares for cash
      ($1.50 per share)                 628,264          942,396                                           942,396
   Issuance of shares for exercise
      of warrants ($2.23 per share)      30,000           66,900                                            66,900
   Release of escrowed shares
      for executive compensation
      ($1.57 per share)                                  294,375                                           294,375
   Net loss for the year                                                 (850,878)                        (850,878)
                                     ------------------------------------------------------------------------------

Balances, December 31, 1995           5,968,308        5,602,147       (2,645,366)         (52,585)      2,904,196
   Issuance of shares for cash in
      May ($1.50 per share)             100,000          150,000                                           150,000
   Issuance of shares for cash in
      June ($1.75 per share)            755,900        1,322,825                                         1,322,825
   Issuance of shares for exercise
      of options ($1.32 per share)       30,000           39,520                                            39,520
   Release of escrowed shares
      for executive compensation
      ($1.88 per share)                                  351,685                                           351,685
   Net loss for the year                                               (1,646,036)                      (1,646,036)
                                     ------------------------------------------------------------------------------

Balances, December 31, 1996           6,854,208        7,466,177       (4,291,402)         (52,585)      3,122,190
   Issuance of shares for
      resource property in March
      ($0.83 per share)                 125,000          104,000                                           104,000
   Issuance of shares for
      resource property in
      September ($0.65 per share)       125,000           81,250                                            81,250
   Allotment of shares for debt
      settlement in September
      ($0.53 per share)                 567,245          299,842                                           299,842
   Allotment of shares for cash
      in November ($0.43 per
      share)                          1,763,233          759,060                                           759,060
   Net loss for the year                                               (1,724,219)                      (1,724,219)
                                     ------------------------------------------------------------------------------

Balances, December 31, 1997           9,434,686    $   8,710,329    $  (6,015,621)   $     (52,585)  $   2,642,123

===================================================================================================================



The accompanying notes are an integral part of the consolidated financial statements.

Idaho Consolidated Metals Corp.
(An Exploration Stage Company)
Consolidated Statements of Operations
(in U.S. Dollars)


                                                                                         Cumulative
                                                                                         from Inception
                                                                                         (September 15,
                                                                                         1988) through
                                                        Year Ended December 31,          December 31,
                                                  1997          1996          1995             1997
--------------------------------------------------------------------------------------------------------
Property option receipts                      $   165,000                                $  165,000
Cost of property optioned                          72,588                                    72,588
                                              ----------------------------------------------------------
                                                   92,412                                    92,412
Interest income                                     5,627    $    8,316    $    3,204        46,260
                                              ----------------------------------------------------------
                                                   98,039         8,316         3,204       138,672
                                              ----------------------------------------------------------

Operating expenses:
  General and administrative                      830,681       991,114       819,311     4,455,372
  Write-off processing
    equipment and related costs                 1,017,883       419,440                   1,437,323
  Abandonment of property
    rights                                        345,622       200,279                     550,720
  Loss on disposal of
      equipment                                                                 4,576         4,576
  Interest costs                                   58,502        67,622        42,645       196,531
  Less interest capitalized                       (27,346)      (24,103)      (12,450)      (87,145)
                                              ----------------------------------------------------------
                                                2,225,342     1,654,352       854,082     6,557,377
                                              ----------------------------------------------------------

Loss before extraordinary
  items                                         2,127,303     1,646,036       850,878     6,418,705
  Extraordinary items:
    Gain on settlement of
      lawsuit                                     223,946                                   223,946
    Gain on settlement of debts                                 179,138                     179,138
                                              ----------------------------------------------------------

Net loss                                      $ 1,724,219    $1,646,036    $  850,878    $6,015,621
=========================================================================================================

Net loss per common share -
  basic and diluted:
  Before extraordinary items                  $      0.29    $     0.27    $     0.15
=========================================================================================================

  After extraordinary items                   $      0.23    $     0.27    $     0.15
=========================================================================================================

Weighted-average shares
  outstanding - basic and
  diluted                                       7,446,141     5,989,371     5,619,581
=========================================================================================================


The accompanying notes are an integral part of the consolidated financial statements.

Idaho Consolidated Metals Corp.
(An Exploration Stage Company)
Consolidated Statements of Cash Flows
(in U.S. Dollars)



                                                                                           Cumulative
                                                                                         from Inception
                                                                                         (September 15,
                                                                                          1988) through
                                                      Year Ended December 31,             December 31,
                                                1997           1996          1995             1997
--------------------------------------------------------------------------------------------------------
Operating activities:
  Net loss                                $ (1,724,219)   $ (1,646,036)    $ (850,878)    $(6,015,621)
  Adjustments to reconcile net
    loss to net cash used
    by operating activities:
  Depreciation                                  12,577           8,026          1,524          39,108
  Gain on settlement of lawsuit               (223,946)                                      (223,946)
  Gain on settlement of debt                  (179,138)                                      (179,138)
  Loss on disposal of equipment                                                 4,576           4,576
  Write-off of inventory and
    equipment                                1,017,883         415,254                      1,433,137
  Abandonment and sale of
    property rights                            418,211         200,279                        623,309
  Release of escrowed shares
    for executive compensation                                 351,685        294,375       1,201,736
  Change in:
    Inventory                                                  (40,000)       (25,000)       (164,416)
    Other assets                                (1,238)         (2,662)         4,668          (3,988)
    Accounts payable - related
      parties                                  141,503         55,483          97,747         538,859
    Other accounts payable                      17,850         76,965         107,972         420,635

      Cash used by operating activities       (520,517)       (581,006)      (365,016)     (2,325,749)


Investing activities:
  Property rights, plant and
    equipment:
    Acquisition costs                         (105,585)       (312,993)      (252,909)     (1,262,447)
    Exploration costs                         (268,857)       (370,823)      (301,769)     (1,830,833)
    Proceeds from sale of
      option on property                                        50,000                         50,000
    Deposit on property rights                                                               (100,000)
  Cash in trust                                (50,000)                                       (50,000)
  Purchase of investments for
    reclamation bond                            (5,000)        (75,000)       (10,000)        (90,000)

      Cash used by investing activities       (429,442)       (708,816)      (564,678)     (3,283,280)
--------------------------------------------------------------------------------------------------------------------------


The accompanying notes are an integral part of the consolidated financial statements.


                                                                                                 Cumulative
                                                                                               from Inception
                                                                                               (September 15,
                                                                                               1988) through
                                                              Year Ended December 31,           December 31,
                                                       1997          1996          1995             1997
-------------------------------------------------------------------------------------------------------------

Financing activities:
  Proceeds from note payable to
    bank                                                                        $   35,408       $   35,408
  Repayments on note payable to
    bank                                            (22,173)       (13,235)                         (35,408)
  Proceeds from related-party
    notes payable                                    24,815                         385,000         809,815
  Repayments on related-party
    notes payable                                                 (143,597)        (400,000)       (543,597)
  Net proceeds from sale of
    common stock                                    759,060      1,546,495          975,146       5,474,281

      Cash provided by financing activities         761,702      1,389,663          995,554       5,740,499


Effect of foreign currency
  translation on cash                                                                               (52,585)


Net increase (decrease) in cash
  and cash equivalents                             (188,257)        99,841          65,860           78,885
  Cash and cash equivalents,
    beginning of period                             267,142        167,301         101,441


Cash and cash equivalents, end
  of period                                     $    78,885     $  267,142     $   167,301       $   78,885
--------------------------------------------------------------------------------------------------------------------------


The accompanying notes are an integral part of the consolidated financial statements.

Idaho Consolidated Metals Corp.
(An Exploration Stage Company)
Consolidated Statements of Cash Flows, Continued
(in U.S. Dollars)


                                                                                                 Cumulative
                                                                                               from Inception
                                                                                               (September 15,
                                                                                               1988) through
                                                              Year Ended December 31,           December 31,
                                                     1997          1996          1995             1997
-------------------------------------------------------------------------------------------------------------

Supplemental disclosures of cash
  flow information:
  Cash paid during the period for
    interest, net of amount
    capitalized                                   $  12,953      $  29,604      $   5,364       $   52,437

=============================================================================================================
Schedule of noncash investing
  and financing activities:
  Claim rental fees accrued
    (reversed) as capitalized
    exploration costs                                            $(183,300)     $  61,100
  Deposit used to acquire
    property rights                                                                             $  100,000
  Debt incurred for equipment and
    process rights                                                                                  80,000
  Common stock issued for
    property rights                               $ 185,250                                        984,470
  Common stock issued for
    equipment and process rights                                                                   750,000
  Common stock issued upon
    conversion of accounts
    payable to related parties                      172,145                                        172,145
  Common stock issued upon
    conversion of other accounts
    payable                                          86,923                                         86,923
  Common stock issued for
    conversion of notes payable to
    to shareholders                                  40,774                                         40,774
  Release of escrowed shares for
    executive compensation                                         351,685        294,375        1,201,736
  Conversion of accounts payable
    to notes payable                                                              225,000          225,000
  Share subscriptions receivable                                                   34,150           34,150


The accompanying notes are an integral part of the consolidated financial statements.

Idaho Consolidated Metals Corp.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements



1.   The Company and Basis of Presentation of Financial Statements:

Idaho Consolidated Metals Corp. (the Company) was incorporated in British Columbia, Canada on September 15, 1988 to engage in mineral exploration, development and processing. The Company is presently in the development stage as revenue-producing activities have not commenced. The Company's financial statements have been prepared in accordance with generally accepted accounting principles as practiced in the United States and are stated in U.S. dollars.

During 1996, the Company established a wholly owned subsidiary, Idaho Consolidated Metals International, Ltd. (ICMI) in the British Virgin Islands. ICMI does not have any operations as of December 31, 1997. All intercompany accounts and transactions have been eliminated in consolidation.

These consolidated financial statements have been prepared assuming the Company will continue as a going concern and be able to realize assets and liquidate liabilities in the normal course of business. Since its inception, the Company has incurred significant losses during the exploration stage and at December 31, 1997 has a net working capital deficit of approximately $457,000. These factors, along with the uncertainties regarding the Company's ability to obtain necessary financing to develop its properties and to successfully develop economic ore reserves on these properties and realize profitable production levels or proceeds from their disposition, raise substantial doubt about the Company's ability to continue as a going concern. These financial statements do not
include  any   adjustments   that  might   result  from  the  outcome  of  these
uncertainties.

Management of the Company continues to seek additional sources of financing to fund its ongoing capital needs and mitigate its working capital deficiency. The Company is presently considering additional funding sources including the sale of its common stock. Additionally, the Company is seeking additional joint venture partners to assist in the development of certain of its other properties. There can be no assurance that the Company will be successful in obtaining additional funds or in locating suitable joint venture partners to assist in the development of its mineral properties.


2.   Significant Accounting Policies:

Property Rights, Plant and Equipment

Property rights, plant and equipment are stated at the lower of cost (or the predecessor's cost basis if acquired from an affiliate) or estimated net realizable value. Maintenance, repairs and renewals are charged to operations. Major betterments are capitalized. When assets are retired or sold, the costs and related accumulated depreciation and amortization are eliminated and any resulting gain or loss is reflected in operations. Proceeds received from the sale of any interest in the property will first be credited against the carrying value of the property with any excess included in operations for the period.

Idaho Consolidated Metals Corp.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements, Continued


2.   Significant Accounting Policies, Continued:

Property Rights, Plant and Equipment, Continued

The Company is in the process of exploring  its mineral  properties  and has not
yet  determined   whether  these  properties   contain  ore  reserves  that  are
economically recoverable.

Acquisition, development and exploration costs are capitalized on an individual property basis until such time as an economic ore body is defined or the property is abandoned. Capitalized costs associated with a producing property will be amortized on a unit-of-production method based on the estimated life of the ore reserves while costs for abandoned properties are written off in the period in which a decision is made to abandon such property. During the years ended December 31, 1997 and 1996, the Company abandoned certain properties and, therefore, wrote off approximately $346,000 and $200,000, respectively, of costs which had previously been capitalized.

Depreciation of furniture and fixtures is based on the estimated lives of the assets using accelerated methods. Depreciation of the process plant and equipment will commence when processing begins at the facility using the straight-line method over the estimated useful lives of the plant and equipment. During the years ended December 31, 1997 and 1996, the Company wrote down approximately $1,018,000 and $255,000, respectively, of capitalized processing equipment and related costs associated with the processing facility to net realizable value.

Management periodically reviews and obtains independent geologist reports in determining if adjustments to the carrying values of each of its mineral properties, on a property-by-property basis, are required to record those properties at net realizable value. The ultimate recoverability of the amounts capitalized for the mineral properties is dependent upon the delineation of economically recoverable ore reserves, the Company's ability to obtain the necessary financing to complete their development and realize profitable production or proceeds from the disposition thereof. Management's estimates of recoverability of the Company's investment in various projects have been based on current conditions. However, it is reasonably possible that changes could occur in the near term which could adversely affect management's estimates and may result in future write-downs of capitalized property carrying values.

In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 (SFAS No. 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 121 requires that long-lived assets and certain identifiable intangible assets being held and used by an entity be reviewed for impairment by estimating the fair values or future cash flows from use and disposition of the assets whenever circumstances indicate that the carrying amount of such assets may not be recoverable. There was no effect on the Company's consolidated financial statements of adopting SFAS No. 121 on January 1, 1996.

Cash and Cash Equivalents

For purposes of reporting cash flows, the Company considers cash and cash equivalents to include amounts held in banks and highly liquid investments with remaining maturities at point of purchase of three months or less. Restricted investments represent certificates of deposit which were purchased for reclamation bond requirements. The Company places its cash and cash investments with institutions of high-credit worthiness. At times, such investments may be in excess of federal insurance limits.

Idaho Consolidated Metals Corp.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements


2.   Significant Accounting Policies, Continued:

Net Loss Per Common Share

In February 1997,  Statement of Financial Accounting Standards No. 128 (SFAS No.
128), "Earnings per Share," was issued. SFAS No. 128 established standards for computing and presenting earnings per share (EPS). It requires the dual presentation and reconciliation of basic and diluted EPS. The Company adopted the provisions of SFAS No. 128 in 1997, which had no effect on EPS as previously reported.

Net loss per share-basic is computed by dividing net loss by the weighted-average number of common shares outstanding during the period. Net loss per share-diluted is computed by increasing the weighted-average number of common shares outstanding by the additional common shares that would have been outstanding if the dilutive potential common shares had been issued. Due to the losses incurred during the years ended December 31, 1997, 1996 and 1995, the dilutive securities (stock options and warrants) of 2,806,183, 1,191,850 and 418,900, respectively, have been excluded from the computation as their effect would be anti-dilutive.

Compensation Associated with Escrowed Common Shares

The Company records compensation expense associated with the release of escrowed common shares of the Company as those shares become eligible for release based upon the market value of those shares at that time (see Note 5).

Foreign Currency Translation

Prior to 1995, the Company's functional currency was the Canadian dollar. All assets and liabilities of the Company's Canadian activities were translated to U.S. dollars using the exchange rates at the balance sheet date. Resulting foreign currency translation adjustments were reported as a separate component of shareholders' equity. Income and expense items were reported using average exchange rates during the periods. Gains or losses from foreign currency transactions were included in operations. As of January 1, 1995, the Company began transacting most of its business in U.S. dollars. Therefore, the functional currency was changed from Canadian dollars to U.S. dollars. The change in functional currency has been accounted for prospectively beginning on January 1, 1995. Translation adjustments from prior periods are included in shareholders' equity. The translated amounts for non-monetary assets prior to the change have become the accounting basis for those assets.

Management's Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Reclassifications

Certain 1996, 1995 and cumulative amounts have been reclassified to conform to the 1997 presentation. These reclassifications had no effect on the net loss or deficit accumulated during the exploration stage as previously reported.

Idaho Consolidated Metals Corp.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements


2.   Significant Accounting Policies, Continued:

New Accounting Pronouncements

In June 1997, SFAS No. 130, "Reporting Comprehensive Income," was issued, which requires reporting of comprehensive income. Comprehensive income is defined as the change in equity of a business enterprise arising from non-owner sources. This Statement is effective for fiscal years beginning after December 15, 1997. Management does not believe that the implementation of SFAS No. 130 will have a material impact on the presentation of the consolidated financial statements.

In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures About Segments for an Enterprise and Related Information." This Statement requires presentation of segment information in reports to shareholders, including disclosures about the products and services an entity provides and its major customers. The Statement is effective for fiscal years beginning after December 15, 1997. Management does not believe the implementation of SFAS No. 131 will have a material impact on the presentation of the consolidated financial statements.


3. Property Rights, Plant and Equipment:

Following are the major components of property rights, plant and equipment:

                                                                              1997             1996
------------------------------------------------------------------------------------------------------
Mining property rights                                                    $ 2,518,403      $ 2,413,456
Process plant and equipment, including capitalized
  interest of $87,145 and $59,799                                             473,285        1,455,634
Furniture and fixtures                                                         62,997           61,997
                                                                          ----------------------------
                                                                            3,054,685        3,931,087
Accumulated depreciation                                                       32,649           20,072
                                                                          ----------------------------
                                                                          $ 3,022,036      $ 3,911,015
======================================================================================================

The detail by major  area of  interest  of the  Company's  investment  in mining property rights is as follows:
                                                                              1997             1996
------------------------------------------------------------------------------------------------------
Petsite Project                                                           $   646,777      $   608,057
Deadwood Project                                                                    1           25,054
Buffalo Gulch Property                                                        467,343          171,400
Eckert Hill Property                                                          656,454          574,566
Tuxedo Property                                                               205,383          204,549
Dean Mine and Mill Site                                                        85,045           79,227
Other properties                                                              457,400          750,603


                                                                          $ 2,518,403      $ 2,413,456
======================================================================================================

Idaho Consolidated Metals Corp.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements


3. Property Rights, Plant and Equipment, Continued:

A number of the properties are located within the Nez Perce National Forest, on land administered by the U.S. Forest Service. Permits must be obtained for all exploration and development work to be carried out on these properties. During 1993, plans of operations were filed with the U.S. Forest Service, thereby accomplishing the first stage of the permitting process. There can be no assurances that the Company will be able to obtain all necessary permits in order to place its mineral properties into production.

Following is a summary of the agreements associated with the Company's major mineral property projects and acquisition of its mineral rights.

a.   Petsite Project

By an agreement dated May 20, 1996 and approved by the regulatory authorities on February 14, 1997, the Company granted Cyprus Gold Exploration Corporation (Cyprus) the right to participate in a joint venture to earn up to a 70% working interest in certain unpatented mineral claims located in Idaho County, Idaho.

*    Cyprus has earned its 70% working interest in the project by:

* Making a cash payment of $50,000 to the Company on execution of the agreement (completed).

* Contributing to the joint venture certain of its unpatented mineral claims in the area of the joint venture (completed).

*    Completing   $1,500,000   of   cumulative   exploration   and   development
     expenditures by May 20, 2000 (completed by December 31, 1997).

* Maintaining the unpatented claims within the project during the earn-in period.

On February 23, 1998, Cyprus notified the Company that it had completed its earn-in of the 70% interest and was preparing the formal joint venture with initial deemed expenditures of $1,500,000 by Cyprus and $642,857 by the Company for purposes of future joint venture contributions or dilution calculations. The Company has 90 days to elect to:

* Participate and contribute with non-contribution resulting in dilution to a minimum 10% working interest at which point the working interest would automatically convert to a 5% net proceeds royalty; or

* Participate and be carried by Cyprus with the resulting loan bearing interest and repayable from a portion of the Company's share of the proceeds of production; or

*    Convert to the 5% net proceeds royalty.

The underlying Company claims are the Petsite Property, the Golden Eagle Property and the Friday Property.

Idaho Consolidated Metals Corp.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements


3. Property Rights, Plant and Equipment, Continued:

a.   Petsite Project, Continued

Petsite Property

The Company originally acquired these unpatented lode mining claims for cash in the amount of $10,000 during 1989, cash in the amount of $10,000 during 1991 and the issuance of 20,000 common shares during 1991 at a deemed price of $9,599. The optionor retained a 5% net profits interest in the claims. The President of the Company had a minority interest in the entity which controlled the Petsite Property. Accordingly, the Petsite Property has been carried in the consolidated financial statements at the lower of cost or the predecessor's cost basis.

Golden Eagle Property

By agreements dated October 15, 1992, the Company acquired a 60% undivided working interest in the Golden Eagle Property by issuing 150,000 common shares at the estimated fair market value of the shares issued ($1.09 per share) aggregating $163,500 from Idaho Mining and Development Company (IMD), a stockholder. The Company was also contingently required to issue an additional 150,000 common shares upon completion of $180,000 of exploration expenditures on these properties with the recommendation of a qualified engineer or geologist to proceed with further exploration. The Company was also granted a right of first refusal to acquire the remaining 40% undivided interest on these properties from IMD.

Golden Eagle Property, Continued

Pursuant to the terms of a Global Settlement Agreement (see Note 7), the Company has terminated any requirement to issue the 150,000 contingent common shares and has entered into a lease agreement, subject to regulatory approval, with IMD on its 40% interest in the property. The initial term of the lease coincides with the initial term of the Petsite Project joint venture with Cyprus to May 20, 2000 and is renewable for two additional 5 year terms by payments of $10,000 for each 5 year extension and a minimum of $100,000 per year of exploration and development work on the property. The lessor shall be entitled to a 40% share of all benefits derived from these specific claims by the Company during the term of the lease. Should the Golden Eagle Property be put into production, the lease will be terminated and IMD can either elect to participate with the Company and be carried as to its 40% share of pre-production costs or receive a 5% net smelter return. Should IMD elect to participate, its pro rata share of pre-production costs shall be recovered by the Company together with interest at prime plus 2% from IMD's share of the proceeds of production.

Friday Property

By an agreement effective December 11, 1995 and approved by the regulatory authorities on February 14, 1997, the Company acquired a lease on certain patented claims in Idaho for an initial term of 5 years from Idaho Gold Corporation (IGC). In order to obtain the lease, the Company shall:

*    Issue IGC 30,000 common shares on the closing date of the agreement.

*    Issue IGC an additional 30,000 common shares by July 19, 1997.

* Complete exploration and development expenditures of $135,000 by July 19, 2001.

All of the above requirements have been completed.

Idaho Consolidated Metals Corp.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements


3. Property Rights, Plant and Equipment, Continued:

a.   Petsite Project, Continued

Friday Property, Continued

IGC retains a 3% net smelter royalty to a maximum of $1,000,000. IGC has also been granted an option, expiring July 19, 2001, to reacquire a 49% interest in the property by paying to the Company 115% of expenditures on the property from January 1, 1996 to the date of delivery of such payment. If IGC exercises the option, then a formal joint venture will be drawn and the 3% net smelter royalty will be terminated. The Company may purchase IGC's option to reacquire the 49% interest for $300,000 Cdn. within 21 days of receipt of notice from IGC of its intention to reacquire.

The Company is also responsible on an underlying agreement for a 3% net smelter royalty payable at $3,000 per quarter to a maximum of $300,000 covering certain claims within the property. As of December 31, 1997, a total of $144,000 advance royalty payments have been made and are currently funded by Cyprus under this joint venture.

b.   Deadwood Project

By an agreement dated June 13, 1997 and subsequent amendments, the Company granted Cyprus the right to participate in a joint venture to earn up to an 80% working interest in certain unpatented mineral claims located in Idaho County, Idaho. The agreement was approved by the regulatory authorities on November 4, 1997.

In order to earn its interest in the property, Cyprus shall, at its option:

* Make a cash payment of $65,000 to the Company on execution of the agreement (completed in 1997).

* Deposit in trust $50,000 to be released to the Company upon resolution of the title issues on the Golden Eagle Property-see Note 3a (completed in 1997).

* Make a cash payment of $50,000 to the Company by December 13, 1997 (completed in 1997).

* Contribute to the joint venture certain of its unpatented mineral claims in the area of the joint venture (completed in 1997).

* Complete $250,000 of cumulative exploration and development expenditures by June 13, 1998.

* Complete $650,000 of cumulative exploration and development expenditures by June 13, 1999.

* Complete $1,150,000 of cumulative exploration and development expenditures by June 13, 2000 at which time the initial 60% working interest will be earned.

* Complete $1,750,000 of cumulative exploration and development expenditures by June 13, 2001.

* Complete $2,500,000 of cumulative exploration and development expenditures by June 13, 2002 at which time the full 80% working interest will be earned.

* Maintain the unpatented claims within the project during the earn-in period and make all property payments to underlying parties.

Idaho Consolidated Metals Corp.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements


3. Property Rights, Plant and Equipment, Continued:

b.   Deadwood Project, Continued

Once Cyprus has earned its 60% or 80% working interest, a joint venture will be formed and the Company can elect to:

* Participate and contribute with non-contribution resulting in dilution to a minimum 10% working interest at which point the working interest would automatically convert to a 5% net proceeds royalty; or

* Participate and be carried by Cyprus with the resulting loan bearing interest and repayable from a portion of the Company's share of the proceeds of production; or

*    Convert to a 5% net proceeds royalty.

The underlying Company claims are the Deadwood Property.

Deadwood Property

By an agreement effective December 11, 1995 and approved by the regulatory authorities on February 14, 1997, the Company acquired a lease on certain unpatented claims in Idaho for an initial term of five years from IGC. In order to obtain the lease, the Company shall:

*    Issue IGC 35,000 common shares on the closing date of the agreement.

*    Issue IGC an additional 35,000 common shares by July 19, 1997.

* Complete exploration and development expenditures of $135,000 by July 19, 2001.

As of December 31, 1997, all of the above requirements have been completed.

IGC retains a 3% net smelter royalty to a maximum of $2,000,000. IGC has also been granted an option, expiring July 19, 2001, to reacquire a 49% interest in the property by paying to the Company 115% of expenditures on the property from January 1, 1996 to the date of delivery of such payment. If IGC exercises the option, then a formal joint venture will be drawn and the 3% net smelter royalty will be terminated. The Company may purchase IGC's option to reacquire the 49% interest for $100,000 Cdn. within 21 days of receipt of notice from IGC of its intention to reacquire.

The Company is also responsible on certain underlying agreements for:

* A 3% net smelter royalty payable at $3,000 per quarter to a maximum of $300,000 covering certain claims within the property known as the Deadwood claims. As of December 31, 1997, a total of $144,000 of advance royalty payments have been made and are currently being paid by Cyprus pursuant to the Petsite Project-Friday Property upon which this agreement also underlies.

* A 3% net smelter royalty payable at $6,000 per quarter to a maximum of $500,000 covering certain claims within the property known as the Orogrande claims. As of December 31, 1997, a total of $264,000 of advance royalty payments have been made and are currently funded by Cyprus under this joint venture.

Idaho Consolidated Metals Corp.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements


3. Property Rights, Plant and Equipment, Continued:

c.   Buffalo Gulch Property

By an agreement effective December 11, 1995 and approved by the regulatory authorities on February 14, 1997, the Company acquired a lease on certain unpatented claims in Idaho for an initial term of five years from IGC. In order to obtain the lease, the Company shall:

*     Issue IGC 60,000 common shares on the closing date of the agreement.

*    Issue IGC an additional 60,000 common shares by July 19, 1997.

* Complete exploration and development expenditures of $310,000 by July 19, 2001.

As of December 31, 1997, all of the above requirements have been completed.

IGC retains a 3% net smelter royalty to a maximum of $3,000,000. IGC has also been granted an option, expiring July 19, 2001, to reacquire a 49% interest in the property by paying to the Company 115% of expenditures on the property from January 1, 1996 to the date of delivery of such payment. If IGC exercises the option, then a formal joint venture will be drawn and the 3% net smelter royalty will be terminated. The Company may purchase IGC's option to reacquire the 49% interest for $300,000 Cdn. within 21 days of receipt of notice from IGC of its intention to reacquire.

The Company is also responsible on three underlying agreements as follows:

Black Bear Agreement

By an agreement dated August 1, 1996 and approved by the regulatory authorities on February 14, 1997, the Company renegotiated an underlying agreement related to the property by making cash payments of $6,900 prior to December 31, 1996 and $2,400 by April 1, 1997. The Company must, at its option, make staged quarterly payments to a cumulative total of $120,000 as follows:

     *    $2,400 per quarter commencing August 1, 1997 (paid).

     *    $3,600 per quarter commencing August 1, 1998.

     *    $4,800 per quarter commencing August 1, 1999.

     *    $6,000 per quarter commencing August 1, 2000.

     *    $7,200 per quarter commencing August 1, 2001.

     *    A final payment of $24,000 by July 31, 2002.

The Company must also complete $3,000 annually in exploration and development expenditures on the property.

Whiskey Jack Agreement

The Company has assumed the obligation of an underlying agreement dated July 1, 1988 which requires quarterly payments of $600 to a maximum of $85,000. As of December 31, 1997, all required payments have been made to date totaling $22,800.

Idaho Consolidated Metals Corp.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements


3. Property Rights, Plant and Equipment, Continued:

c.   Buffalo Gulch Property, Continued

Gray Estates Agreement

The Company has assumed the obligation of an underlying agreement dated May 21, 1984 which requires quarterly advance royalty payments of $6,000 or a 5% net smelter royalty upon commencement of commercial production, to a maximum of $500,000. As of December 31, 1997, a total of $324,000 of advance royalty payments have been made.

The Company has also entered into the following agreement on a contiguous property:

Gallaugher Property

By an agreement dated September 5, 1996 and approved by the regulatory authorities on February 14, 1997, the Company was granted an option to acquire a 100% working interest in certain unpatented mineral claims in Idaho. In order to complete the option, the Company shall, at its option make staged quarterly payments to a cumulative total of $150,000 as follows:

     *    $2,400 per quarter commencing March 5, 1997 (paid).

     *    $3,600 per quarter commencing March 5, 1998 (paid).

     *    $4,800 per quarter commencing March 5, 1999.

     *    $6,000 per quarter commencing March 5, 2000.

     *    $7,200 per quarter commencing March 5, 2001.

     *    A final payment of $54,000 by March 5, 2002.

A third party receives a 10% finder's fee deducted from all option payments made by the Company to the optionor.

d. Eckert Hill Property

By a mineral lease agreement dated June 28, 1993, the Company leased certain property located in Idaho County, Idaho for an initial term of five years. In order to maintain the lease, the Company has and must make the following payments to the lessors:


                                                          Minimum
                                           Minimum        Advance
                                           Rental         Royalty
                                           Payment        Payment
-------------------------------------------------------------------

On execution (paid)                        $13,000
By November 1, 1993 (paid)                                $15,000
By June 28, 1994 (paid)                     15,000         15,000
By June 28, 1995 (paid)                     7,500          22,500
By June 28, 1996 (paid)                     7,500          22,500
By June 28, 1997 (paid)                                    30,000
                                          ----------     ----------
                                           $43,000        $105,000
-------------------------------------------------------------------

Idaho Consolidated Metals Corp.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements


3. Property Rights, Plant and Equipment, Continued:

d.   Eckert Hill Property, Continued

The June 1997 minimum advance royalty payment forms the base amount for subsequent advance payments due each June starting June 1998. The base amount will be adjusted upward annually based upon changes in the consumer price index in the United States.

The Company will pay the lessors a royalty of 4% for gross production realized after June 1995.

The initial five-year term of the lease may be extended for an additional term of five years, at the option of the Company, under the same terms as the original five-year period unless modified by mutual agreement of the parties.

The Company also agreed to and did expend a minimum of $100,000 on mineral exploration and development of the property by June 1996, not including any costs to develop or improve the mill, plant or any processing equipment.

e. Tuxedo Property

Pursuant to an option agreement dated December 28, 1993 and an addendum dated April 27, 1994, approved by the regulatory authorities on February 14, 1997, the Company acquired the right to certain mineral rights on property located in Deer Lodge and Silver-Bow Counties of Montana for a cash payment of $100,000. The Company was also granted the right to negotiate for additional mineral rights on the property.

Pursuant to an assignment dated September 30, 1994 and an underlying purchase and sale agreement dated June 1, 1994, the Company acquired the mineral rights to 1,380 acres in Silver-Bow County, Montana for a cash payment of $43,000. The underlying vendor retains a 3% net smelter return on the property.

Pursuant to the September 30, 1994 assignment and an underlying exploration agreement and option to lease mining claims dated May 24, 1994, the Company acquired an option to lease 60 acres in Silver-Bow County, Montana. During 1997, the Company terminated the lease agreement.

f. Dean Mine and Mill Site

By an agreement dated October 15, 1996 and approved by the regulatory authorities on February 14, 1997, the Company acquired certain property, data base and equipment located in Battle Mountain, Nevada for a cash payment of $25,000, acceptance by the vendor of the $50,000 in prior option payments made under an earlier option agreement dated August 2, 1995 and the issuance of 75,000 common shares of the Company (not yet issued).

The agreement was subject to the Company negotiating a lease on an adjacent property. During 1997, it was determined that reasonable lease terms could not be negotiated with the third party owner of this adjacent property. Accordingly, the Company has not issued the 75,000 shares of its stock and the parties have mutually agreed that the Company will retain the data base and equipment acquired for the cash payments made and that the portion of the agreement related to the shares and property are rescinded.

Idaho Consolidated Metals Corp.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements


3. Property Rights, Plant and Equipment, Continued:

g. Other Properties

Claim Blocks

By agreements dated October 15, 1992, the Company acquired a 60% undivided working interest in 10 claim blocks and a 100% undivided interest in 2 additional claim blocks by issuing 550,000 common shares, upon receipt of regulatory approval, at the estimated fair market value of the shares issued ($1.09 per share) aggregating $602,125 from IMD and Silver Crystal Mines, Inc. (Silver Crystal). The Company was also contingently required to issue a further 650,000 common shares upon completion of $780,000 of exploration expenditures on these properties with the recommendation of a qualified engineer or geologist to proceed with further exploration. The Company was also granted a right of first refusal to acquire the remaining 40% undivided interest on the properties from the vendor.

The Company has dropped many of the claims from these claim blocks retaining only the key claims based upon review of the properties by management. As a result, the Company has dropped all claims from 4 of the claim blocks during 1997 and 3 of the claim blocks in 1996 and has written-off the related costs of $274,672 and $200,279 in 1997 and 1996, respectively.

Pursuant to the terms of a Global Settlement Agreement (see Note 7), the Company has terminated any requirement to issue the 650,000 contingent common shares and has entered into certain operating agreements, subject to regulatory approval, with IMD and Silver Crystal to perfect title to the claims and to proceed with further exploration and development of these properties.

Mineral Zone Property

By an agreement dated December 1, 1995, subject to regulatory approval, the Company agreed to acquire a property located in the Elk City Mining District, Idaho County, Idaho from two shareholders of the Company. Regulatory approval of this agreement was held in abeyance by the regulatory authorities pending resolution of the legal disputes with IMD (see Note 7). During 1997, the Company restaked the property due to title concerns over certain claims covered by the December 1, 1995 agreement.

Pursuant to the terms of a Global Settlement Agreement (see Note 7), the Company has terminated the agreement dated December 1, 1995 and the parties have agreed to enter into a new agreement by which the Company will purchase the property from IMD and Mr. D. Steiner, the Company's president and director, based upon a price to be determined by a mutually agreed upon qualified appraiser. Principal payments of 3.5% of the purchase price must be paid on the earlier of six months from the date of the agreement or upon obtaining the valuation report with an additional 3.5% within six months of the valuation date. The remaining balance will be payable in quarterly installments over the estimated mine life commencing from the date of the commencement of commercial production, if any. Interest on the principal balance commences six months from the date of the valuation report and shall be paid on a quarterly basis. The new property agreement shall be subject to approval by the regulatory authorities and should such approval not be obtained, then all other portions of the Global Settlement Agreement shall survive.

Idaho Consolidated Metals Corp.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements


3. Property Rights, Plant and Equipment, Continued:

g. Other Properties, Continued

Mallard Property

By a purchase and sale agreement dated February 28, 1990 and a subsequent amendment, the Company acquired certain unpatented lode mining claims in the Dixie Mining District, Idaho County, Idaho for cash in the amount of $10,000 during 1990 and the issuance of 50,000 common shares during 1991 at a deemed price of $23,996.

The President of the Company had a minority interest in the entity which controlled the property. Accordingly, the property has been recorded in the consolidated financial statements at the lower of cost or the predecessor's cost basis.

During 1997, management has determined that title to the property is in question and no significant work program is planned for this property. Accordingly, the property has been written-down by $47,944 to a nominal carrying value.

Snowstorm Property

By a purchase and sale agreement dated February 19, 1991, the Company acquired an undivided 50% interest in certain unpatented lode mining claims in the Elk City Mining District, Idaho County, Idaho for cash in the amount of $5,000 during 1990. The Company has a right of first refusal to acquire the remaining undivided 50% interest. The President of the Company had a minority interest in the entity which controlled the property.

During 1997, management has determined that title to the property is in question and no significant work program is planned for this property. Accordingly, the property has been written-down by $23,006 to a nominal carrying value.


4. Notes Payable to Shareholders:

Details of notes payable to shareholders are as follows at December 31, 1997 and 1996:


                                                                              1997                  1996
----------------------------------------------------------------------------------------------------------
Uncollateralized note payable,  settled by a debt
  settlement agreement including accrued interest of
  $10,774 for 77,173 common shares (see Note 8)                           $       --            $   30,000

Uncollateralized note payable bearing interest at 9.0%,
due on demand (A)                                                                 --               205,410

Note payable bearing  interest at the bank's prime rate
  plus 2.5% (11.0% at December 31, 1997),
  collateralize by a pledge  of   equipment located at the
  Eckert  Hill property, due on demand (B)                                $  250,000            $  250,000

Uncollateralized note payable, due in monthly payments
  of $460 including interest at 9.0% per annum                                17,220                20,993

Uncollateralized, non-interest bearing note, due on
  demand (A)                                                                      --                40,000
                                                                           -----------            ----------
                                                                             267,220               546,403
Less current portion                                                        (254,150)             (529,194)
                                                                           -----------            ----------

                                                                          $   13,070            $   17,209
                                                                           ===========           ===========


Idaho Consolidated Metals Corp.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements


4. Notes Payable to Shareholders, Continued:


(A) These notes have been eliminated upon settlement of the litigation with IMD as part of the Global Settlement Agreement (see Note 7).

(B) During 1997, the note holder commenced an action against the Company to collect upon its note receivable plus accrued interest and is seeking to perfect its claim against certain equipment located primarily at the Eckert Hill
Property. The equipment is currently appraised at $333,285 and management is seeking to negotiate a settlement of this dispute.


The principal payments on notes payable to shareholders become due as follows:


     Year Ending
     December 31,                                   Amount
----------------------------------------------------------

        1998                                      $ 254,150
        1999                                          4,527
        2000                                          4,953
        2001                                          3,590
                                                  ---------
                                                  $ 267,220
===========================================================

5. Common Shares:

The Company has a stock option plan which covers its officers and directors. The options are granted for varying terms ranging from two to seven years and are immediately vested upon the date of grant. Following is a schedule of the activity pursuant to this stock option plan.

Idaho Consolidated Metals Corp.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements


5. Common Shares, Continued:


                                                          Exercise
                                                          Price Per
                                                          Share (in
                                           Number         Canadian
                                         of Shares         Dollars)         Expiration Date
-------------------------------------------------------------------------------------------------------

Balance, January 1, 1989 and
  December 31, 1989                            0
  Options granted                        235,000         $    0.55            April 1996
-------------------------------------------------------------------------------------------------------

Balance, December 31, 1990               235,000              0.55            April 1996
  Options exercised                      (30,000)             0.55
-------------------------------------------------------------------------------------------------------

Balance, December 31, 1991               205,000              0.55            April 1996
  Options granted                         17,500              1.85            September 1993
  Options granted                         62,500              1.85            September 1994
  Options exercised                      (55,000)             0.55
-------------------------------------------------------------------------------------------------------

Balance, December 31, 1992               230,000            0.55-1.85         September 1993-April 1996
  Options expired                        (17,500)             1.85
-------------------------------------------------------------------------------------------------------

Balance, December 31, 1993               212,500            0.55-1.85         September 1994-April 1996
  Options exercised                     (150,000)             0.55
  Options exercised                      (62,500)             1.85
-------------------------------------------------------------------------------------------------------

Balance, December 31, 1994                     0
  Options granted                        250,000              1.80            October 1999
-------------------------------------------------------------------------------------------------------

Balance, December 31, 1995               250,000              1.80            October 1999
  Options exercised                      (30,000)             1.80
  Options granted                        325,000              3.30            May 2000
-------------------------------------------------------------------------------------------------------

Balance, December 31, 1996               545,000            1.80-3.30          October 1999-May 2000
  Options canceled                      (220,000)             1.80             October 1999
  Options canceled                      (325,000)             3.30             May 2000
  Options regranted                      220,000              1.15             October 1999
  Options regranted                       55,000              1.15             May 2000
  Options granted                        410,000              1.15             February 2001
  Options granted                        150,000              0.56             August 2001
  Options expired                        (60,000)             1.15             October 1999
  Options expired                       (110,000)             1.15             February 2001
-------------------------------------------------------------------------------------------------------

Balance, December 31, 1997               665,000         $  0.56-1.15          October 1999-August 2001
========================================================================================================

During 1997, the Company canceled certain options ranging in exercise price from $1.80-$3.30 and regranted a portion of these options at $1.15 per option. As of December 31, 1997, all options are exercisable. At December 31, 1997, the weighted average exercise price per option was $1.02. The weighted average contractual life of the options was 2.2 years.

Idaho Consolidated Metals Corp.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements


5. Common Shares, Continued:

In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (SFAS No. 123), "Accounting for Stock-Based Compensation." SFAS No. 123 establishes financial accounting and reporting standards for stock-based employee compensation plans. The statement encourages all entities to adopt a fair value based method of accounting, but allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." The Company adopted certain of the provisions of SFAS No. 123 on January 1, 1996. As permitted by SFAS No. 123, management has adopted the disclosure only provisions of SFAS No. 123 as follows:


                                                             1997            1996             1995
----------------------------------------------------------------------------------------------------
Net loss before extraordinary items:
  As reported                                           $  2,127,303    $  1,646,036    $    850,878
  Pro forma                                                2,503,203       2,204,514         875,645

Net loss per share before extraordinary items:
  As reported                                           $       0.29    $       0.27    $       0.15
  Pro forma                                                     0.34            0.37            0.16

Net loss:
  As reported                                           $  1,724,219    $  1,646,036    $    850,878
  Pro forma                                                2,100,119       2,204,514         875,645

Net loss per share:
  As reported                                           $       0.23    $       0.27    $       0.15
  Pro forma                                                     0.28            0.37            0.16


The fair value of each option  grant is estimated on the date of grant using the
Black-Scholes   option-pricing   model  with  the  following   weighted  average
assumptions:

                                                  1997           1996
------------------------------------------------------------------------
Expected dividend yield                           0.00%          0.00%
Expected stock price volatility                  87.82%         60.53%
Risk-free interest rate                           6.05%          5.55%
Expected life of options                          years        2 years

The weighted average grant-date fair value of options granted in 1997 and 1996 was $0.76 and $1.72, respectively.

The Company has commitments to issue common stock for the acquisition of mineral properties (see Note 3).

In connection with sales of common stock during 1994, 1995, 1996 and 1997, the Company has also issued warrants to acquire common stock. The warrant activity is as follows:

Idaho Consolidated Metals Corp.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements


5. Common Shares, Continued:


                                           Number of
                                            Warrants           Price Per Share       Expiration
-----------------------------------------------------------------------------------------------
Balance, December 31, 1993
  Warrants issued                           300,000                $3.00 Cdn            1995
  Warrants exercised                        (270,000)               3.00 Cdn
                                         -----------

Balance, December 31, 1994                   30,000                $3.00 Cdn            1995
  Warrants issued                           168,900                 2.00 U.S.           1997
  Warrants exercised                        (30,000)                3.00 Cdn
                                         -----------

Balance, December 31, 1995                  168,900                $2.00 U.S.           1997
  Warrants issued                           100,000                 2.00 U.S.           1997
  Warrants issued                           377,950                       (A)           1998
                                         -----------

Balance, December 31, 1996                  646,850           $2.00-2.75 U.S.           1997-1998
  Warrants issued                         1,763,233                       (B)           2000
  Warrants expired                         (168,900)                2.00 U.S.           1997
  Warrants expired                         (100,000)                2.00 U.S.           1997
                                         -----------

                                                                   $0.60 CDN-
Balance, December 31, 1997                2,141,183                $2.75 U.S.           1998-2000
=================================================================================================

(A)Warrants were exercisable at $2.75 (U.S.) and expired May 3, 1998.

(B)Warrants are exercisable at $0.60 (Cdn) per warrant during the first year and at $0.70 (Cdn) during the second year and expire March 18, 2000.


In conjunction with the Company's initial public offering, certain Company officers and directors were required to place 750,000 common shares of the Company in escrow in accordance with policies of the Vancouver Stock Exchange
(VSE). The shares are subject to release from escrow as the Company expends funds on exploration and development of its mineral properties and with VSE approval. As the shares become eligible for release based upon the expenditure of exploration and development funds, the Company has recorded stock compensation expense based upon the number of shares eligible for release from escrow and the market value of the shares at that time. Accordingly, the Company has recorded compensation expense associated with these shares of $-0-, $351,685 and $294,375 during the years ended December 31, 1997, 1996 and 1995, respectively. If the shares have not been released from escrow pursuant to the release provisions by the year 2001, the remaining shares in escrow will be surrendered to the Company for cancellation. At December 31, 1997, 562,500 shares remain in escrow pursuant to this arrangement; however, the Company has not as yet requested release of eligible shares pertaining to 1994 through 1996's expenditures for exploration and development which, when requested and approved by the VSE, would allow for the release of the remaining 562,500 common shares.

Idaho Consolidated Metals Corp.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements


6.   Related-Party Transactions:

In addition to related-party transactions included in Notes 3, 4, 5 and 7, the Company has paid or accrued for payment the following amounts to related parties:


                                                                 1997          1996         1995
--------------------------------------------------------------------------------------------------
Fees to a company controlled by a former director            $   2,500
Fees to a company controlled by a director                       6,100
Management fees to the President and director                   69,000      $ 34,129      $ 18,870
Management fees to a former director                             3,868           164         2,072
Management fees to a company controlled by
 a former director                                              35,300         1,250
Management fees to a relative of a director                                                  4,815
Office rent to directors                                                       1,773         5,660
Interest expense on notes payable to shareholders               50,296        52,765        37,456
                                                               -----------------------------------
                                                             $ 167,064      $ 90,081      $ 68,873
====================================================================================================
Purchase of furniture and fixtures from the President
and director                                                                $ 27,050
====================================================================================================


The Company had the following transactions with IMD, a shareholder.

By an agreement dated March 1993, subsequently amended and completed August 31, 1994, the Company acquired certain mining and processing equipment and the joint use and license of the Swisher-Br metallurgical process developed by IMD and its controlling shareholder for $914,715 which was paid by the issuance of 600,000 common shares of the Company at a deemed amount of $750,000 during 1994 and $164,175 notes payable to IMD. All costs of this acquisition were attributed to the acquisition of the mining and processing equipment. The notes payable were eliminated upon settlement of the litigation with IMD (see Note 7).

Pursuant to the terms of the Global Settlement Agreement dated April 29, 1998 (see Note 7), the Company has agreed to transfer to IMD and Mr. J. Swisher its interest in the Swisher-Br metallurgical process for a royalty of 2% of gross revenues derived from any use or licensing of the process by IMD, any party related to IMD or by any third party. Such royalties are payable on a quarterly basis by IMD.

Prior to the termination of all agreements with IMD, the Company paid $ -0-, $73,333 and $161,000 during 1997, 1996 and 1995, respectively, to IMD and related companies for assessment work on mineral properties and work on the metallurgical facility.

7. Global Settlement Agreement:

On October 18, 1996, Mr. J. Swisher and IMD filed suit against the Company for $3,473,857 or alternatively $344,257 and 1,304,000 common shares of the Company plus interest, attorney fees and any further relief available.

Subsequently, the Company filed a suit against Mr. J. Swisher and Silver Crystal alleging breach of contract on the Eckert Hill processing plant contract and filed a counter-claim against Mr. J. Swisher and IMD for alleged failure to perform contracted assessment work, alleged breach of the Swisher-Br metallurgical process contract and alleged breach of certain other mineral property agreements.

Idaho Consolidated Metals Corp.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements


7.   Global Settlement Agreement, Continued:

On April 29, 1998, the parties signed a Global Settlement Agreement which causes all claims and counter-claims between the parties to be dismissed. In full and final settlement of all existing and potential claims between and amongst the parties, the Company will pay $50,000 to IMD within 2 business days of the settlement and will deposit in trust a further $50,000. Both of these payments have been made. The balance in trust will be released to IMD upon delivery by IMD to the Company of certain quitclaim deeds to the Claim Block properties. The Company has recorded a gain on settlement of debt as a result of the lawsuit as follows:


Trade accounts payable owing to IMD and Silver Crystal
 prior to the settlement                                          $   60,722
Notes payable to IMD prior to the settlement                         263,224
                                                                  -----------
                                                                     323,946
Settlement to be paid to IMD                                         100,000
                                                                  -----------

Gain on settlement                                                $  223,946
================================================================================

The settlement has been recorded as of December 31, 1997 and the $100,000 is accrued within amounts payable to related parties in the consolidated financial statements. The gain on debt settlement has been recorded as an extraordinary item in the statement of operations for the year ended December 31, 1997.


8. Gain on Settlement of Debt

During 1997, the Company and certain noteholders reached an agreement and allotted 567,245 common shares to settle debts in the amount of $299,842. The debt settlement was subject to approval by the VSE. Approval for the transaction was obtained in March 1998, and therefore, the settlement has been recorded in the 1997 financial statements. In addition to the debt settlement, the Company negotiated a reduction of previously invoiced and accrued legal fees of $179,138 from the Company's former U.S. securities counsel. The reduction has been recorded as an extraordinary item in the consolidated statements of operations for the year ended December 31, 1997.

9. Income Taxes:

No income tax provision or benefit has been provided for any of the periods presented due to the Company's net operating loss carryforward position.

Net deferred tax assets consist of the following at December 31, 1997, 1996 and 1995:


                                   1997              1996              1995
--------------------------------------------------------------------------------
Deferred tax assets            $  1,755,000      $  1,145,700      $  662,000
Valuation allowance              (1,755,000)       (1,145,700)       (662,000)
                               -------------     -------------     -------------

Net deferred tax assets        $          0      $          0      $        0
================================================================================

Idaho Consolidated Metals Corp.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements


9.   Income Taxes, Continued:

The deferred tax assets are primarily comprised of the tax effect of net operating loss carryforwards. The Company has recorded a valuation allowance equal to the net deferred tax asset as it is uncertain that these benefits will be realized through the generation of future taxable income. The net change in the valuation allowance for 1997, 1996 and 1995 was due to the increase in net operating loss carryforwards and the uncertainty of their realization.

The Company has recorded the above valuation allowance to reflect the estimated amount of the deferred tax asset which may not be realized principally due to uncertainty regarding the generation of future taxable income to utilize existing net operating losses. If it becomes more likely than not that the Company will generate future taxable income, the valuation allowance could be adjusted in the near term.

The Company is subject to income tax filing requirements in Canada and the United States. As of December 31, 1997, the Company had income tax losses carried forward available to reduce future taxable income, if any, which expire as follows:

                                  United             (Canadian
Year                              States               Dollars)
--------------------------------------------------------------------------------
1998                                                 $  172,600
1999                                                    271,800
2000                                                    229,400
2001                                                    902,700
2002                                                    722,000
2003                                                  1,496,300
2004                                                    507,900
2011                           $ 1,646,000
2012                             1,724,200
                               -------------         ------------
                               $ 3,370,200           $ 4,302,700
================================================================================

10.  Fair Value of Financial Instruments:

The following estimated fair value amounts have been determined using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data and to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practical to estimate that value. Potential income tax ramifications related to the realization of unrealized gains and losses that would be incurred in an actual sale or settlement have not been taken into consideration.

The carrying amounts for cash and cash equivalents and the restricted investments are a reasonable estimate of their fair value. Due to the due dates and interest rates of the notes payable to shareholders, the carrying value of these notes is a reasonable estimate of their fair value.

Idaho Consolidated Metals Corp.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements


10.  Fair Value of Financial Instruments:

The estimated values of financial instruments at December 31, 1997 and 1996 are as follows:


                                                       1997                            1996
                                           ----------------------------------------------------------
                                           Carrying         Fair            Carrying           Fair
                                            Amounts         Value            Amounts           Value
                                           ----------------------------------------------------------

Financial assets:
  Cash and cash equivalents                $  78,885      $  78,885       $  267,142        $ 267,142
  Restricted investments                      90,000         90,000           85,000           85,000

Financial liabilities:
  Note payable to bank                                                        22,173           22,173
  Notes payable to shareholders              267,220        267,220          546,403          546,403


11.  Differences   Between  United  States  and  Canadian   Generally   Accepted
     Accounting Principles (GAAP):

These financial statements are prepared in accordance with accounting principles generally accepted in the United States. The significant differences between U.S. and Canadian GAAP are as follows:

Under U.S. GAAP, stock compensation expense is recorded as shares held in escrow become eligible for release based upon the number of shares eligible for release and the market value of the shares at that time (see Note 5). Under Canadian GAAP, no value is attributed to such shares released and no compensation expense is recorded.

A reconciliation of U.S. financial statement presentation to Canadian financial statement presentation is as follows:

Idaho Consolidated Metals Corp.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements


11.  Differences   Between  United  States  and  Canadian   Generally   Accepted
     Accounting Principles (GAAP):


                                                       1997            1996             1995
---------------------------------------------------------------------------------------------------
Net loss - U.S. basis                              $ 1,724,219     $ 1,646,036      $  850,878
Stock compensation expense                                            (351,685)       (294,375)
                                                   ------------------------------------------------

Net loss - Canadian basis                          $ 1,724,219     $ 1,294,351      $  556,503

====================================================================================================

Net loss per share - Canadian basis                $      0.23     $      0.22      $     0.10

====================================================================================================
Deficit accumulated during the
  exploration stage - U.S. basis                   $ 6,015,621     $ 4,291,402      $ 2,645,366
Stock compensation expense, current year                              (351,685)       (294,375)
Stock compensation expense, prior year's
  cumulative                                        (1,201,736)       (850,051)       (555,676)
                                                    --------------   -------------   -------------

Deficit accumulated during the
  exploration stage - Canadian basis               $ 4,813,885   $   3,089,666      $ 1,795,315
====================================================================================================


12.  Subsequent Events:

In addition to items disclosed elsewhere in these financial statements, the following significant events occurred between January 1, 1998 and May 3, 1998:

The Company received cash in the amount of $100,000 and issued a convertible promissory note to a related party in the amount of $100,000 bearing interest at 9% per annum and due in full on January 23, 2000. The note may be converted into units of the Company at the option of the lender at Cdn $0.26 during the first year and at Cdn $0.31 during the second year. Each unit consists of one common share and one common share purchase warrant. The convertible note is subject to approval by the regulatory authorities.

The Company received cash in the amount of $110,000 and issued a convertible promissory note to a related party in the amount of $110,000 bearing interest at 9% per annum and due in full on March 31, 2000. The note may be converted into units of the Company at the option of the lender at Cdn $0.26 during the first year and at Cdn $0.31 during the second year. Each unit consists of one common share and one common share purchase warrant. The convertible note is subject to approval by the regulatory authorities.

13.  Subsequent Events, Continued:

The Company received cash in the amount of $150,000 and issued a convertible promissory note to a related party in the amount of $150,000 bearing interest at 9% per annum and due in full on April 30, 2000. The note may be converted into units of the Company at the option of the lender at Cdn $0.23 during the first year and at Cdn $0.27 during the second year. Each unit consists of one common share and one common share purchase warrant. The convertible note is subject to approval by the regulatory authorities.

As described in Note 8, the Company issued 567,245 common shares in settlement of outstanding debts of $299,842. Of these shares, 65,407 are required to be held until May 29, 1998 and 26,430 are required to be held until September 30, 1998.

Idaho Consolidated Metals Corp.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements


12.  Subsequent Events, Continued:

The Company issued 1,763,233 common shares and warrants to purchase 1,763,233 common shares pursuant to a private placement for proceeds of $759,060. The private placement was completed in late 1997, but was subject to approval by the VSE, which was received in April 1998. These shares were disclosed as allotted at December 31, 1997 and are required to be held until March 18, 1999.

                                SCHEDULE B                          Page 1 of 2
                                ----------                          -----------

1.   YEAR-TO-DATE REQUIREMENTS

a) Deferred costs, exploration and development: See attached Schedule B.1 for details.

b)   General and administrative: See attached Schedule B.2 for details.

c)   Expenditures to non-arms length parties:


                                                                                     U.S. Funds
                                                                                     -----------
    Paid/accrued management fees and salary to president and director                $ 69,000
    Paid management fees to directors and companies controlled by directors            47,768
    Paid interest on loans from directors                                              50,296
                                                                                      ==========
                                                                                      $167,064
                                                                                      ==========

2.   FOR THE QUARTER ENDED 31 DECEMBER 1997

a)   Securities issued:

     NONE

b)   Option granted:




Date Granted             Number     Type          Name               (CDN Funds)      Expiry Date

25 September 1997        50,000     Director      T. Tomasovich         $0.56        27 August 2001
25 September 1997        50,000     Director      R. Young              $0.56        27 August 2001
25 September 1997        50,000     Director      J. Vyas               $0.56        27 August 2001
                       ---------
                        150,000
                       =========


3.   AS AT 31 DECEMBER 1997

a)   Authorized and issued share capital:

                                                              Issued
                                                    ----------------------------
                                Authorized                           U.S. Funds
Class          Par Value          Number            Number             Amount
-----          ---------         ------             ------             ------

Common         N.P.V.          100,000,000         7,104,208         $7,651,427

                                SCHEDULE B                          Page 2 of 2
                                ----------                          -----------

3.   AS AT 31 DECEMBER 1997 - Continued

b)   Summary of options, warrants and convertible securities outstanding:


                                                                                Price
Security                   Number       Type               Name                 (CDN Funds)        Expiry Date
--------------------- ----------------- ------------------ -------------------- ------------------ ----------------------
Options:                    60,000      Director           D. Steiner           $1.15              30 October 1999
                            50,000      Director           E.R. Knickel         $1.15              30 October 1999
                            50,000      Employee           W. Struck            $1.15              30 October 1999
                            50,000      Employee           K. Scott             $1.15              17 May 2000
                             5,000      Employee           T. Weed              $1.15              17 May 2000
                           150,000      Director           D. Steiner           $1.15              13 February 2001
                            50,000      Employee           W. Struck,           $1.15              13 February 2001
                           100,000      Employee           R. Young             $1.15              13 February 2001
                            50,000      Director           T. Tomasovich        $0.56              27 August 2001
                            50,000      Director           R. Young             $0.56              27 August 2001
                            50,000      Director           J. Vyas              $0.56              26 August 2001
                      -----------------
                           665,000
                      =================


Warrants:                                                                       (U.S. Funds)
                                                           -------------------- ------------------
12 Sept. 1996              377,950      N/A                N/A                  $2.75              3 May 1998



c)   Shares in escrow or subject to pooling:

          562,500 common shares

d)   List of directors: D.W. Steiner, T. Tomasovich, J. Vyas, R. Young

Idaho Consolidated Metals Corp.                                     Schedule B.1
Schedule of Resource Property Costs
For the Year Ended 31 December 1997
Prepared by Management
U.S. Funds



                                                              1997             1996
--------------------------------------------------------------------------------------
Direct - Mineral
   Idaho County, Idaho, U.S.A.
     Acquisition and filing                               $ 290,835         $  114,957
     Geological, geochemical and metallurgical              157,139            112,430
     Camp and general                                        57,250             52,556
     Transportation                                          20,558              3,584
     Drilling                                                10,258             80,776
     Assaying                                                 8,122             15,111
     Surveying and mapping                                    7,960                  -
     Environmental                                            4,450                  -
     Taxes, licenses and leases                               3,120            (56,567)
     Test mill construction                                       -            131,274
Costs for the Year                                        $ 559,692         $  454,121

========================================================================================



Schedule of General and Administrative Expenses                    Schedule B.2
For the Year Ended 31 December 1997
Prepared by Management
U.S. Funds



                                                              1997             1996
--------------------------------------------------------------------------------------
General and Administrative Expenses
 Wages, fees and benefits                                 $  266,284        $  157,831
   Professional fees                                         247,197           251,816
   Shareholder information                                   127,135            68,741
   Office and general                                         65,223            80,828
   Travel                                                     60,233            49,625
   Finance fees                                               24,958             5,067
   Transfer agent and filing fees                             19,716            13,689
   Amortization                                               12,577             8,026
   Advertising and promotion                                   5,713             3,285
   Property search                                             1,645               521
   Executive remuneration                                          -           351,685

Costs for the Year                                        $  830,681        $  991,114
=======================================================================================

                                   SCHEDULE C

                                4TH QUARTER 1997


The Company completed a review and announced an update on the South Buffalo Gulch property. The property is controlled 100% by Idaho Consolidated Metals Corporation (ICMC).

An independent geologist was commissioned by the company to review South Buffalo relative to the Company's results from its 2,700 foot core drilling program on Buffalo Gulch.

Drill results were released on holes PZ35 through PZ64 showing continuity of mineralization between holes.

Certified assays for reverse circulation drill holes PZ65 through PZ80. To date, Cyprus has drilled a total of 106 reverse circulation holes and 11 diamond drill core holes on the Petsite Joint Venture.

Assays for reverse circulation drill holes PZ81 through PZ90 were provided by Cyprus. The 1997 field program on the property was completed in November and data is currently being analyzed on the Petsite project.

Cyprus Gold Exploration Corporation notified ICMC they had reached and surpassed the expenditure requirements necessary to vest Cyprus to a 50% interest in the Petsite Joint Venture pursuant to the contract between the parties.

The Company announced plans to do a geophysical program on the Ophir property which is a copper/cobalt prospect on the western side of the Elk City Gold Belt.

The geophysical program initiated in November has been completed and a draft report was prepared by Western Geophysics.